Exhibit 99.1

Bank of the James Reports First Quarter 2015 Financial Results

Expanded Operations Contribute to Earnings Growth; Record Asset, Loan, Deposit Levels

Lynchburg, VA., April 27, 2015 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months ended March 31, 2015.

Performance Highlights

•	Net income for the three months ended March 31, 2015 rose 31.5% to $927,000 or $0.27 per diluted share, compared with $705,000 or $0.21 per diluted share for the three months ended March 31, 2014.

•	Net interest income increased to $4.20 million in first quarter 2015, up 6.1% from $3.95 million in first quarter 2014, primarily reflecting 6.2% year-over-year growth in interest income driven by loan growth.

•	Total assets increased to a company-record $488.01 million at March 31, 2015, reflecting growth in retained loans held for investment and loans held for sale, and 9.8% growth in total deposits.

•	Total loans (including loans held for sale), net of allowance for loan losses, rose to $405.31 million in first quarter 2015, compared with $351.00 million at March 31, 2014 and $400.39 million at December 31, 2014, with strong contributions from commercial real estate lending and residential mortgage lending.

•	Total deposits grew to a record $438.81 million at March 31, 2015 compared with $398.13 million at March 31, 2014 and $399.50 million at December 31, 2014. The year-over-year increase included 14.7% growth of noninterest bearing demand deposit accounts, usually associated with business banking relationships.

•	The company continued to demonstrate strong asset quality, including a 0.51% ratio of nonperforming loans to total loans and a decline in the dollar amount of total nonperforming loans even as the company’s portfolio of loans grew.

•	Return on average assets (ROAA) and return on average equity (ROAE) rose to 0.79% and 10.71%, respectively, compared with 0.65% and 8.90%, respectively, a year earlier.

•	Reflecting increased shareholder value, total stockholders’ equity increased to $35.74 million at March 31, 2015 from $31.32 million at March 31, 2014 and $34.78 million at December 31, 2014. Book value per share increased to $10.60 at March 31, 2015 compared with $9.31 at March 31, 2014 and $10.31 at December 31, 2014.

Robert R. Chapman III, President and CEO, commented: “Our first quarter 2015 financial performance reflected increased scale and meaningful gains in building the Bank of the James franchise. Our growth and productivity are contributing to building shareholder value. Our results also reflected the investments we have made to expand the Bank of the James franchise into new markets.

“As we have grown, we have maintained high levels of asset quality through prudent risk management and loan underwriting practices. We entered the second quarter with a solid loan pipeline, representing not only quality credits, and the opportunity to build a complete banking relationship with each new customer. We believe this approach has proven its value through enhanced customer retention and less transient business. This strategy is being demonstrated, for example, by the addition of core deposits and increased use of electronic banking services that are part of a multi-faceted relationship with customers. This business philosophy remains the driving force behind the bank’s success.”

First Quarter 2015 Income Statement Highlights

Net income for the three months ended March 31, 2015 was $927,000 or $0.27 per diluted share, compared with $705,000 or $0.21 per diluted share for the three months ended March 31, 2014. Increased lending drove 6.2% year-over-year growth in interest income to $4.83 million in first quarter 2015, compared with $4.55 million in first quarter 2014. Interest expense was $630,000 compared with $591,000 a year earlier, with the increase primarily reflecting a larger deposit base versus a year ago.

Net interest income increased to $4.20 million in first quarter 2015, up 6.12% from $3.95 million in first quarter 2014. The company’s provision for loan losses was $100,000, up from $55,000 a year earlier, consistent with increased lending activity. The company’s net interest margin was 3.81% and its net interest spread was 3.67% at March 31, 2015, down slightly from 4.01% and 3.89%, respectively, a year ago.

J. Todd Scruggs, CFO, said: “There continues to be considerable pressure on margins in this low interest rate environment. We have focused on striking a solid balance between fair and competitive pricing for our loans, and building a deposit base to fund the loan growth we have experienced. We believe this balance has continued to generate margins that compare very favorably with our peers.”

Noninterest income from fees, service charges and commissions, including fees from the bank’s expanded line of treasury management services for commercial customers, increased 32% to $947,000 at March 31, 2015 compared with $717,000 in first quarter 2014. Increased residential mortgage originations drove 81% year-over-year growth in mortgage fee income.

Noninterest expense was $3.68 million, up from $3.61 million a year earlier, primarily reflecting modest annual increases in compensation and benefits expense. In the fourth quarter 2014, the company purchased a bank facility in Harrisonburg, Virginia, with plans to open a full-service branch in third quarter 2015. The company’s efficiency ratio improved to 71.55% in first quarter compared with 77.26% in first quarter 2014.

“We have consistently been generating greater productivity from our customer base, and have maintained the expenses related to our core operations in Region 2000,” explained Chapman. “We are very pleased with how rapidly our investments in selective hires to drive business, and the addition of cost-effective facilities to expand market presence in Charlottesville, Roanoke and Appomattox markets, have generated accelerating results. We believe our investment in expanding to Harrisonburg can produce the same level of results.”

Balance Sheet Highlights and Outlook

Loans (including loans held for sale), net of allowance for loan losses of $4.7 million, increased to $405.31 million in first quarter 2015, compared with $351.00 million at March 31, 2014. Total real estate loans grew 18.5% to $255.97 million in first quarter 2015 from $215.98 million in first quarter 2014.

“An important long-term goal has been to grow our loan portfolio while generating increased balance and diversity from commercial, construction, residential mortgage, and consumer lending,” Chapman stated. “We are pleased that over the past few years, we have achieved greater balance by increasing our presence in both retail and commercial banking.”

Commercial loan balances increased to $63.33 million at March 31, 2015, compared with $58.83 million at March 31, 2014. Non-owner occupied real estate (primarily commercial real estate) balances rose 22.6% to $131.40 million in first quarter 2015 from $107.17 million a year earlier. Chapman noted that the growth in commercial lending and banking has frequently reflected expanded client relationships involving real estate lending, lines of credit, and linked deposit and treasury services business. During the quarter, the company established 12 new commercial relationships, each with loans totaling more than $200,000. Recently expanding its business services capabilities to include corporate credit card accounts as part of its client relationship offerings, the company earned eight new corporate card accounts during the quarter.

Owner occupied real estate (primarily residential 1-4 family mortgages) increased 14.5% year-over-year. After a period of retaining a significant portion of originated loans, the company in first quarter sold some longer-term, fixed rate mortgages. Total construction loans rose 37.8% to $20.25 million at March 31, 2015 from $14.81 million at March 31, 2014, primarily reflecting lending for residential home construction.

Total deposits at March 31, 2015 increased to a company record $438.81 million, up from $398.13 million at March 31, 2014 and $399.50 at December 31, 2014. The company’s core deposits (noninterest bearing, NOW, savings and money market) increased by $996,000 year-over-year. Time deposits increased, reflecting the selective addition of attractively priced certificates of deposits and $10 million in low-rate brokered deposits.

Total assets grew to a company record $488.01 million at March 31, 2015, up 10.3% from total assets of $442.58 million at March 31, 2014. The company grew its balance sheet while maintaining strong asset quality metrics. At March 31, 2015, the ratio of nonperforming loans to total loans was 0.51%, down from 0.93% at March 31, 2014. Total nonperforming loans declined to $2.10 million from $3.28 million a year ago. Other real estate owned was $2.08 million at March 31, 2015 compared with $1.71 million at March 31, 2014. Total nonperforming assets were $4.18 million in first quarter 2015, down from $5.00 million in first quarter 2014.

Chapman concluded: “We continue to see positive economic signs throughout our served markets, from leaner housing inventories to business expansion. Our commercial clients have been establishing lines of credit, and while many may not be drawing down on them at this point, they are expressing confidence that increased business activity may justify the need for those resources. We expect an even stronger mortgage business in second quarter 2015 due to the seasonality of the business and the positive impact of warmer weather. Our team has more opportunities than ever to present a suite of integrated financial solutions to current and potential customers. Working from a firm financial footing, we are enthusiastic about the opportunity to grow Bank of the James and to continue enhancing shareholder value.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except shares, ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2015	Three months ending Mar 31, 2014	Change
Interest income	$4,826	$4,545	6.18%
Interest expense	630	591	6.60%
Net interest income	4,196	3,954	6.12%
Provision for loan losses	100	55	81.82%
Noninterest income	947	717	32.08%
Noninterest expense	3,680	3,609	1.97%
Income taxes	436	302	44.37%
Net income	927	705	31.49%
Weighted average shares outstanding (basic and diluted)	3,371,616	3,364,874	0.20%
Basic net income per share	$0.27	$0.21	$0.06
Fully diluted net income per share	$0.27	$0.21	$0.06

Balance Sheet at period end:	Mar 31, 2015	Dec 31, 2014	Change	Mar 31, 2014	Dec 31, 2013	Change
Loans, net	$403,572	$394,573	2.28%	$349,156	$339,994	2.69%
Loans held for sale	1,742	1,030	69.13%	1,831	1,921	-4.69%

Total securities	26,629	26,923	-1.09%	47,871	49,628	-3.54%

Total deposits	438,806	399,497	9.84%	398,126	387,398	2.77%

Stockholders’ equity	35,738	34,776	2.77%	31,323	29,772	5.21%

Total assets	488,007	460,865	5.89%	442,584	434,511	1.86%

Shares outstanding	3,371,616	3,371,616	—	3,364,874	3,364,874	—
Book value per share	$10.60	$10.31	$0.29	$9.31	$8.85	$0.46

Daily averages:	Three months ending Mar 31, 2015	Three months ending Mar 31, 2014	Change
Loans, net	$397,221	$343,392	15.68%
Loans held for sale	1,565	634	146.85%

Total securities	27,046	51,287	-47.27%

Total deposits	410,868	393,173	4.50%

Stockholders’ equity	35,099	32,142	9.20%
Interest earning assets	447,255	402,865	11.02%
Interest bearing liabilities	361,878	338,417	6.93%

Total assets	475,466	439,824	8.10%

Financial Ratios:	Three months ending Mar 31, 2015	Three months ending Mar 31, 2014	Change
Return on average assets	0.79%	0.65%	0.14
Return on average equity	10.71%	8.90%	1.81
Net interest margin	3.81%	4.01%	(0.20)
Efficiency ratio	71.55%	77.26%	(5.71)
Average equity to average assets	7.38%	7.31%	0.07

Allowance for loan losses:	Three months ending Mar 31, 2015	Three months ending Mar 31, 2014	Change
Beginning balance	$4,790	$5,186	-7.64%
Provision for losses	100	55	81.82%
Charge-offs	(201)	(4)	4925.00%
Recoveries	57	24	137.50%
Ending balance	4,746	5,261	-9.79%

Nonperforming assets:	Mar 31, 2015	Dec 31, 2014	Change	Mar 31, 2014	Dec 31, 2013	Change
Total nonperforming loans	$2,102	$3,505	-40.03%	$3,283	$3,066	7.08%

Other real estate owned	2,081	956	117.68%	1,714	1,451	18.13%

Total nonperforming assets	4,183	4,461	-6.23%	4,997	4,517	10.63%

Troubled debt restructurings - (performing portion)	394	376	4.79%	561	564	-0.53%

Asset quality ratios:	Mar 31, 2015	Dec 31, 2014	Change	Mar 31, 2014	Dec 31, 2013	Change
Nonperforming loans to total loans	0.51%	0.88%	(0.36)	0.93%	0.88%	0.05
Allowance for loan losses to total loans	1.16%	1.20%	(0.04)	1.48%	1.50%	(0.02)
Allowance for loan losses to nonperforming loans	225.78%	136.66%	89.12	160.25%	169.15%	(8.90)